Exhibit 99.1

October 1, 2007

Investors May Contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Reporters May Contact:

Lawrence Di Rita, Bank of America, 704.941.1460

lawrence.di_rita@bankofamerica.com

Scott Silvestri, Bank of America, 980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Completes Purchase of LaSalle Bank

Commercial Real Estate Banking to be Based in Chicago

LaSalle customers gain immediate access to Bank of America ATMs

CHARLOTTE – Bank of America Corporation today completed its purchase of ABN Amro North America Holding Company, parent of LaSalle Bank Corporation and its subsidiaries, from ABN Amro Holding NV to create the largest bank franchise by deposits in Illinois and in Michigan.

Bank of America significantly expands its metropolitan Chicago and Michigan presence by adding LaSalle’s 17,000 commercial banking clients, 1.4 million retail customers, 400 banking centers and 1,500 ATMs. Bank of America marks its retail branch entry in Michigan, where it now has 256 offices. It also adds LaSalle’s six banking offices in Indiana.

“LaSalle customers and commercial clients can now enjoy the benefits of the largest retail bank in the nation,” said Kenneth D. Lewis, Bank of America chairman and chief executive officer. “Clients will have access to a world-class range of commercial banking and wealth management products and services, and benefit from Bank of America’s demonstrated commitment to the communities it serves. We look forward to helping thousands of new customers and clients realize their dreams through the financial opportunities Bank of America can offer.”

Customer Convenience

Beginning today, Bank of America and LaSalle customers can access the nation’s largest network of more than 18,500 ATMs to make cash withdrawals with no ATM fees. For example, a Bank of America customer can now withdraw cash from a LaSalle ATM in Chicago with no fees and a LaSalle customer can now do the same at any Bank of America ATM throughout the U.S.

LaSalle customers should continue to bank as usual by phone, ATM, online or at their regular LaSalle branch. In addition, LaSalle customers should continue to use their LaSalle debit and ATM cards. In the coming months customers will be notified about the change from LaSalle Bank to Bank of America as well as when they can begin using Bank of America offices for other banking services in addition to ATMs.

Along with having the expanded depth and breadth of Bank of America’s retail and small business banking services, LaSalle’s commercial clients will benefit from expanded credit and treasury services capabilities and enhanced access to global capital markets and investment banking.

LaSalle signs will begin to change to the Bank of America brand during the first quarter of 2008. Those changes will take place throughout 2008.

In the Community

Bank of America also today announced a $70 billion community development goal in Illinois and a $25 billion goal in Michigan to build on the outstanding track records of Bank of America and LaSalle in delivering capital and credit to low- and moderate-income and minority communities.

The strategic plan for Illinois and Michigan are new goals in support of Bank of America’s national commitment of community development lending and investment of $750 billion over 10 years in low- and moderate-income and minority communities. The Illinois and Michigan goals also will occur in a 10-year period beginning in January of 2008 and are intended to address the unique needs of the market.

During the course of the new 10-year strategic plan, the annual production for the combined company will average $7 billion a year in Illinois, or $70 billion over the course of the plan. In Michigan, the company will average $2.5 billion a year or $25 billion in the same period.

The more than $17 million in combined annual philanthropic giving in Michigan and Illinois by Bank of America and LaSalle will be sustained.

Executive Leadership

Bank of America today also announced several executive leadership changes.

LaSalle Bank Chairman Norman Bobins will become chairman emeritus of LaSalle, assist in the merging of the two organizations and represent Bank of America in the community, with clients and customers. As previously announced, he will retire at the end of the year.

LaSalle Bank President and Chief Executive Officer Robert Moore will serve as the LaSalle transition executive working closely with Barbara Desoer, Bank of America’s Global Technology and Operations executive. He will continue to oversee legacy LaSalle businesses in addition to his transition duties. He has decided to pursue other opportunities at the end of year.

Bank of America also plans to relocate its Commercial Real Estate Banking headquarters to Chicago from Atlanta. Eugene Godbold, a 28-year veteran of the company, will continue as president of the business and move to Chicago. Bank of America is the nation’s largest provider of commercial real estate financial services.

Additionally, Kieth Cockrell will assume a new role as the regional executive for banking centers in Michigan, Illinois and Indiana. Cockrell, who most recently was the national sales executive for Global Consumer and Small Business Banking and joined Bank of America in 1993, also will serve as market president for Detroit.

Cockrell previously served as consumer executive for the Mid-Atlantic consumer division and before that was executive vice president of Debit, ATM and Smart Card Services. In 2000 he was the Customer Service and Support executive managing call centers nationwide.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 57 million consumer and small business relationships with more than 5,700 retail banking offices, more than 17,000 ATMs and award-winning online banking with more than 22 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 80 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

www.bankofamerica.com

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